Exhibit 99.1

M/I Homes Reports
2025 Second Quarter Results

Columbus, Ohio (July 23, 2025) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and six months ended June 30, 2025.

2025 Second Quarter Highlights:
•Record second quarter revenue and homes delivered
•Revenue increased 5% to $1.2 billion
•Homes delivered increased 6% to 2,348
•Pre-tax income decreased 18% to $160 million, 14% of revenue
•Net income of $121 million ($4.42 per diluted share) versus $147 million ($5.12 per diluted share)
•Shareholders’ equity reached a record $3.1 billion, a 12% increase from a year ago, book value per share of $117
•New contracts were 2,078, compared to 2,255 in last year’s second quarter, an 8% decrease
•Repurchased $50 million of common stock
•Return on equity of 17%

The Company reported pre-tax income of $160.1 million and net income of $121.2 million ($4.42 per diluted share) for the second quarter of 2025. This compares to pre-tax income of $194.1 million and net income of $146.7 million, or $5.12 per diluted share, for the second quarter of 2024. For the six months ended June 30, 2025, the Company reported pre-tax income of $306.2 million and net income of $232.5 million, or $8.40 per diluted share, compared to $374.4 million and $284.8 million, or $9.90 per diluted share, for the same period of 2024, respectively.

Homes delivered in 2025's second quarter increased 6% to 2,348 homes, a second quarter record. This compares to 2,224 homes delivered in 2024’s second quarter. Homes delivered for the six months ended June 30, 2025 decreased 1% to 4,324 from deliveries of 4,382 for the six months ended June 30, 2024. New contracts were 2,078 for the second quarter of 2025, an 8% decrease compared to 2,255 in last year’s second quarter. For the first half of 2025, new contracts were 4,370, a 9% decrease compared to 4,802 in the first half of 2024. Homes in backlog at June 30, 2025 had a total sales value of $1.43 billion, a 22% decrease from a year ago. Backlog units at June 30, 2025 decreased 25% to 2,577 homes, with an average sales price of $553,000. At June 30, 2024, backlog sales value was $1.82 billion, with backlog units of 3,422 and an average sales price of $533,000. M/I Homes had a record 234 communities at June 30, 2025 compared to 211 communities at June 30, 2024. The Company's cancellation rate was 13% in the second quarter of 2025 compared to 10% in the second quarter of 2024.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We delivered solid second quarter results, despite continued challenging market conditions. Our results are highlighted by new second quarter records in revenue and homes delivered, strong gross margins of 25%, 14% pre-tax income and 17% return on equity.”

Mr. Schottenstein added, “Although market conditions remain choppy and challenging, we are confident in the underlying fundamentals of the housing industry and our ability to navigate through this uncertain environment. Our balance sheet remains very strong, with zero borrowings under our $650 million unsecured credit facility, a cash position of $800 million, homebuilding debt-to-capital of 18%, and a net debt-to-capital ratio of negative 3%. We continue to strategically invest in our operations and are on track to grow our average community count by approximately 5% this year.”

The Company will broadcast live its earnings conference call today at 10:30 A.M. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will remain available on our website through July 2026.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations including changes in trade policy affecting business such as new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
New contracts	2,078	2,255	4,370	4,802
Average community count	230	215	227	214
Cancellation rate	13%	10%	11%	9%
Backlog units	2,577	3,422	2,577	3,422
Backlog sales value	$1,425,138	$1,822,686	$1,425,138	$1,822,686
Homes delivered	2,348	2,224	4,324	4,382
Average home closing price	$479	$482	$477	$477

Homebuilding revenue:
Housing revenue	$1,124,475	$1,072,044	$2,064,506	$2,088,557
Land revenue	6,667	6,975	11,209	10,203
Total homebuilding revenue	$1,131,142	$1,079,019	$2,075,715	$2,098,760

Financial services revenue	31,450	30,762	62,970	57,724
Total revenue	$1,162,592	$1,109,781	$2,138,685	$2,156,484

Cost of sales - operations	875,973	800,501	1,599,283	1,563,861
Gross margin	$286,619	$309,280	$539,402	$592,623
General and administrative expense	67,247	63,994	126,320	120,078
Selling expense	63,655	58,495	116,441	112,435
Operating income	$155,717	$186,791	$296,641	$360,110
Interest income, net of interest expense	(4,377)	(7,348)	(9,574)	(14,268)
Income before income taxes	$160,094	$194,139	$306,215	$374,378
Provision for income taxes	38,851	47,393	73,735	89,571
Net income	$121,243	$146,746	$232,480	$284,807

Earnings per share:
Basic	$4.52	$5.26	$8.59	$10.18
Diluted	$4.42	$5.12	$8.40	$9.90

Weighted average shares outstanding:
Basic	26,836	27,878	27,074	27,965
Diluted	27,406	28,668	27,673	28,777

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2025	2024
Assets:
Total cash, cash equivalents and restricted cash (1)	$800,398	$837,458
Mortgage loans held for sale	280,867	227,254
Inventory:
Lots, land and land development	1,683,930	1,467,961
Land held for sale	5,005	4,235
Homes under construction	1,403,582	1,306,650
Other inventory	194,089	159,618
Total Inventory	$3,286,606	$2,938,464

Property and equipment - net	33,749	36,438
Investments in joint venture arrangements	67,466	46,180
Operating lease right-of-use assets	56,403	56,697
Goodwill	16,400	16,400
Deferred income tax asset	13,451	15,313
Other assets	184,699	165,866
Total Assets	$4,740,039	$4,340,070

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$398,040	$397,266
Senior notes due 2030 - net	297,621	297,117
Total Debt - Homebuilding Operations	$695,661	$694,383

Notes payable bank - financial services operations	275,926	222,792
Total Debt	$971,587	$917,175

Accounts payable	252,476	278,859
Operating lease liabilities	57,997	58,043
Other liabilities	375,843	344,876
Total Liabilities	$1,657,903	$1,598,953

Shareholders’ Equity	3,082,136	2,741,117
Total Liabilities and Shareholders’ Equity	$4,740,039	$4,340,070

Book value per common share	$117.01	$100.03
Homebuilding debt to capital ratio (2)	18%	20%
(1)Includes $0.2 million of restricted cash and cash held in escrow for both quarters ended June 30, 2025 and 2024.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Cash provided by operating activities	$37,755	$27,511	$102,642	$143,283
Cash used in investing activities	$(12,318)	$(10,433)	$(15,246)	$(27,541)
Cash used in by financing activities	$(1,417)	$(49,782)	$(108,568)	$(11,088)

Land/lot purchases	$101,751	$119,182	$247,734	$226,842
Land development spending	$139,008	$144,539	$240,607	$263,906
Land sale revenue	$6,667	$6,975	$11,209	$10,203
Land sale gross profit	$3,202	$1,933	$3,988	$3,246

Financial services pre-tax income	$14,476	$14,400	$30,582	$26,712

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income	$121,243	$146,746	$232,480	$284,807
Add:
Provision for income taxes	38,851	47,393	73,735	89,571
Interest income - net	(7,726)	(10,686)	(15,767)	(20,453)
Interest amortized to cost of sales	8,227	7,938	15,128	16,240
Depreciation and amortization	4,904	4,607	9,681	9,074
Non-cash charges	3,916	3,810	8,116	7,349
Adjusted EBITDA	$169,415	$199,808	$323,373	$386,588

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2025	2024	Change	2025	2024	Change
Northern	873	1,002	(13)%	1,938	2,164	(10)%
Southern	1,205	1,253	(4)%	2,432	2,638	(8)%
Total	2,078	2,255	(8)%	4,370	4,802	(9)%

	HOMES DELIVERED
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2025	2024	Change	2025	2024	Change
Northern	967	951	2%	1,793	1,794	—%
Southern	1,381	1,273	8%	2,531	2,588	(2)%
Total	2,348	2,224	6%	4,324	4,382	(1)%

	BACKLOG
	June 30, 2025			June 30, 2024
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,281	$721	$563,000	1,618	$853	$527,000
Southern	1,296	$704	$543,000	1,804	$970	$538,000
Total	2,577	$1,425	$553,000	3,422	$1,823	$533,000

	LAND POSITION SUMMARY
	June 30, 2025			June 30, 2024
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,104	8,710	15,814	6,784	10,250	17,034
Southern	17,403	17,247	34,650	16,520	15,898	32,418
Total	24,507	25,957	50,464	23,304	26,148	49,452